                                                                  EXHIBIT 10i(i)

Description of Amendments to Bell Atlantic Deferred Compensation Plan (renamed the Bell Atlantic Senior Management Income Deferral Plan)


On November 25, 1997, the Human Resources Committee ("HRC") of the Board of Directors of the Company approved amendments, effective as of January 1, 1998, to the Bell Atlantic Deferred Compensation Plan, which is renamed the Bell Atlantic Senior Management Income Deferral Plan ("Plan"). Pursuant to the action of the HRC, the Plan shall apply to the top 200-300 "Senior Managers" of the Company and its subsidiaries as follows:

A. Voluntary Deferral Portion of the Plan
   --------------------------------------

The terms and conditions of the Plan, which pertain to voluntary deferrals of Senior Management compensation and Company-matching contributions on applicable portions of such voluntary deferrals, shall, on and after January 1, 1998, be administered as a voluntary deferral program under the Plan.

B. Company Contribution Program of the Plan
   ----------------------------------------

The Plan shall include, in addition to the voluntary deferral program, a defined contribution, individual account program consisting of Company contributions and earnings on such accounts (the "Company Contribution Program").

1. On and after January 1, 1998, each Senior Manager in active service shall participate in the Company Contribution Program in lieu of: (a) the Executive Retirement Account ("ERA") adopted by NYNEX Corporation in 1995,
    (b) any other nonqualified defined benefit pension plan formerly maintained for NYNEX senior managers or executives (including without limitation the NYNEX Mid-Career Pension Plan, or "MCPP"); (c) the Bell Atlantic Senior Management Retirement Income Plan ("RIP"), (d) the Bell Atlantic Executive Management Retirement Income Plan ("ERIP"), or (e) any other nonqualified supplemental retirement plan maintained for employees who are not Senior Managers.
2. A Senior Manager's account balance as of December 31, 1997 under the ERA shall be transferred as of January 1, 1998 to the Company Contribution Program, and the schedule of transition benefits applicable to any such Senior Manager under the ERA shall be retained and administered under the Company Contribution Program.
3. A Senior Manager's accrued benefit (if any) as of December 31, 1997 under the MCPP, RIP, or ERIP, shall be expressed as a present value and shall be converted to an opening account balance under the Company Contribution Program, in accordance with a set of transition rules and schedules which shall be designed in a manner similar to the 1995 transition rules for the ERA plan, which shall ensure that there shall be no reduction in any benefit accrued by a participant through December 31, 1997 under MCPP, RIP or ERIP, and which shall take into account certain aspects of the assumed projected future growth of the MCPP, RIP or ERIP benefit (whichever is applicable).
4. Employer contributions to the Company Contribution Program shall be a percentage of a Senior Manager's "Covered Compensation", which shall mean the sum of the gross amounts of (a) the Senior Manager's annual award under the Short Term Incentive Plan, and (b) the amount by which the Senior Manager's base salary exceeds the limit on compensation that can be taken into account under a qualified retirement plan pursuant to Internal Revenue Code Section 401(a)(17), as that limit may be adjusted from time to time.
5. The Company Contribution Program shall provide for employer contributions to a participating Senior Manager's account, commencing as of the later of January 1, 1998 or the date an executive is designated a Senior Manager, and shall continue during active service as a Senior Manager, as follows: (a) for the first 20 years, at an annual rate equal to 32% of Covered Compensation, and (b) for each additional year thereafter, at an annual rate equal to 7% of Covered Compensation.
6. A Senior Manager's account balance under the Company Contribution Program shall be invested in any one or more of the investment vehicles which are available under the voluntary deferral portion of the Plan (except the Tandem Investment Account), and such investment vehicles shall mirror (and shall duplicate the investment performance of) the funds which are available to participants under the qualified Savings Plans maintained by the Company.
7. Accrued benefits under the Company Contribution Program shall be fully vested at all times; provided, however, that the Company shall retain the discretion to cause a forfeiture of some or all of a participant's benefit under the Company Contribution Program if the Company determines that the participant has violated the non-compete rules of the Plan or has engaged in serious misconduct contrary to written policies and harmful to the Company or its affiliated companies or their reputation; provided, further, that, to facilitate retention of key executives, the Chairman shall have the discretion to cause a forfeiture of any transition benefit (as described in paragraphs 3 and 4 above) that would otherwise be credited to an account upon an executive's separation from service if the Chairman determines that the executive's departure at that time is seriously detrimental to the interests of the Company.
8. A participant's account balance under the Company Contribution Program shall be distributed at a time, and in a manner, as determined under terms and conditions which mirror the terms of the voluntary deferral program; provided, however, that a distribution of a participant's balance under the Company Contribution Program may not commence prior to his or her separation from service.
9. In the event of death, the account balance under the Company Contribution Plan shall be distributable in one or more installments to the designated benficiary(ies) of the participant, or if none is designated, to the deceased's estate.
10. For each participant who is a Senior Manager at the time of separating from service, the Company Contribution Program under the Plan shall provide for a benefit equal to the amount by which the participant's benefit under the tax-qualified pension or cash balance plan in which he or she participates, is reduced by application of the limitations of Section 415 of the Internal Revenue Code.
11. The Plan shall be a plan participating in the Bell Atlantic Rabbi Trust.